Exhibit 99.1

1001 Air Brake Avenue
Wilmerding, PA 15148
Phone: 412.825.1543
Fax: 412.825.1789

Contact:	Tim Wesley at (412) 825-1543

Wabtec Reports Third Quarter EPS Of 31 Cents, Up 55 Percent;

Raises 2005 Annual Guidance To EPS Of About $1.15

WILMERDING, Pa., Oct. 25, 2005 — Wabtec Corporation (NYSE: WAB) today announced that its third quarter 2005 earnings per diluted share increased 55 percent, compared to the year-ago quarter, the sixth consecutive quarter the company has reported an earnings increase. Wabtec also raised its 2005 annual guidance to earnings per diluted share of about $1.15, compared to its previous guidance of about $1.10.

“We posted strong results in the third quarter, including meaningful margin improvement,” said William E. Kassling, Wabtec’s chairman, president and chief executive officer. “We continue to benefit from strong demand in our end markets, which gives us the confidence to raise our earnings guidance for the second time this year. Based on current market conditions and the results we expect to achieve from internal growth and cost-improvement programs, we are optimistic about our prospects.”

2005 Third Quarter Results

In the third quarter of 2005, Wabtec had earnings per diluted share of 31 cents, net income of $15.1 million and EBITDA of $31.9 million. In the third quarter of 2004, the company had earnings per diluted share of 20 cents, net income of $9.4 million and EBITDA of $17 million. The improved results were mainly due to higher sales and margins.

Sales increased 26 percent compared to the prior-year quarter, to $255.9 million, the company’s second-highest quarterly sales figure ever. Sales increased primarily due to strong demand for locomotive and freight car components, and the CoFren acquisition, which closed in the first quarter of this year.

Gross margin was 26.2 percent compared to 24.6 percent in the year-ago quarter and 24.9 percent in the second quarter of 2005. The higher margin was primarily due to increased sales and the company’s cost-improvement programs.

“Our action plans that are focused on improving gross margins, initiated within the past year, are beginning to have a significant impact,” Kassling said. “These actions include lower-cost sourcing, internal productivity programs, and applying our traditional lean principles throughout the organization.”

Operating expenses decreased 1 percent, as slightly lower selling, general and administrative expenses and engineering expense more than offset slightly higher amortization expense. In the year-ago third quarter, SG&A included a litigation charge of $3.2 million.

1001 Air Brake Avenue
Wilmerding, PA 15148
Phone: 412.825.1543
Fax: 412.825.1789

Interest expense, net decreased to $2.2 million, due to the company’s lower debt level and higher interest income. Other expense, net increased to $1.2 million, mainly due to a foreign exchange loss. The company accrued income tax expense at a rate of 35.3 percent in the 2005 third quarter. In the year-ago quarter, Wabtec recorded a tax benefit of $4.9 million, after resolving certain outstanding tax issues from prior years.

At Sept. 30, 2005, the company had debt, net of cash, of $44.2 million (11 percent of total capital), compared to $53.4 million (13 percent of total capital) at June 30, 2005.

Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings and market conditions. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; lower-than-expected orders for new rolling stock; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

The company will conduct a conference call with analysts at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com.

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WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA

(UNAUDITED)

	Third Quarter 2005	Third Quarter 2004	For the Nine Months 2005	For the Nine Months 2004
Net sales	$255,865	$202,894	$764,655	$597,630
Cost of sales	(188,899)	(152,990)	(574,446)	(447,555)

Gross profit	66,966	49,904	190,209	150,075
Selling, general and administrative expenses	(30,897)	(31,114)	(90,742)	(83,144)
Engineering expenses	(7,995)	(8,381)	(24,848)	(25,450)
Amortization expense	(918)	(771)	(2,962)	(2,299)

Total operating expenses	(39,810)	(40,266)	(118,552)	(110,893)
Income from operations	27,156	9,638	71,657	39,182
Interest expense, net	(2,235)	(3,136)	(6,883)	(9,462)
Other (expense) income, net	(1,204)	658	(2,989)	(875)

Income from continuing operations before income taxes	23,717	7,160	61,785	28,845
Income tax (expense) benefit	(8,366)	2,268	(22,216)	(5,647)

Income from continuing operations	15,351	9,428	39,569	23,198
Discontinued operations
Loss from discontinued operations (net of tax)	(275)	—	(94)	—

Net income	$15,076	$9,428	$39,475	$23,198

Earnings Per Common Share Basic
Income from continuing operations	$0.32	$0.21	$0.85	$0.52
Loss from discontinued operations	(0.01)	—	—	—
Net income	$0.32 *	$0.21	$0.85	$0.52
Diluted
Income from continuing operations	$0.32	$0.20	$0.83	$0.51
Loss from discontinued operations	(0.01)	—	—	—
Net income	$0.31	$0.20	$0.83	$0.51
Weighted average shares outstanding
Basic	47,574	45,503	46,664	44,844

Diluted	48,311	46,276	47,409	45,577

Sales by Segment
Freight Group	$200,471	$146,148	$589,353	$426,638
Transit Group	55,394	56,746	175,302	170,992

Total	$255,865	$202,894	$764,655	$597,630

EBITDA Reconciliation
Net income	$15,076	$9,428	$39,475	$23,198
Interest expense	2,235	3,136	6,883	9,462
Income tax expense (benefit)	8,366	(2,268)	22,216	5,647
Depreciation	5,344	5,892	16,722	16,726
Amortization	918	771	2,962	2,299

EBITDA	$31,939	$16,959	$88,258	$57,332

	9/30/2005		12/31/2004
Debt, Net of Cash Reconciliation
Long term debt	$150,312		$150,107
Cash and cash equivalents	(106,092)		(95,257)

Debt, net of cash	$44,220		$54,850

*	Basic earnings per common share does not add due to rounding.